Exhibit 17.1

Michael W. Clarke
[address]
[phone number]

January 18, 2021

Ron Tillet
Chairman of the Board
John Asbury
Chief Executive Officer
Atlantic Union Bank
1051 East Cary Street
Richmond, VA 23219

Dear Mr. Tillet and Mr. Asbury:

This letter is to inform you that I hereby resign from the Board of Directors of both Atlantic Union Bankshares Corporation and Atlantic Union Bank effective immediately.

I have no disagreement with the board or management of the company.

Relinquishing this formal role with the company affords me more time and flexibility in managing investments outside of AUB.

AUB is in good hands with the current leadership. The strategic direction of the company will best serve our shareholder's long-term interests. I plan to retain a meaningful investment in the company with a long-term outlook.

I value the relationships that have been forged with yourselves, the other directors and management. Please feel free to call on me anytime I can support your continuing success.

Regards,

/s/ Michael W. Clarke

Michael W. Clarke

cc:Tom Snead, Chair of the Nominating and Governance Committee
Rachel Lape, General Counsel